Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter Ended March 31, 2013

— Quarterly Core Earnings of $0.46 per diluted Common Share, Excluding Expense of $0.03 per Common Share Incurred in Connection with LNR Acquisition —

— Raises Dividend to $0.46 per Share for Second Quarter 2013 —

GREENWICH, Conn., May 8, 2013 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fiscal quarter ended March 31, 2013.  The Company’s Core Earnings, a Non-GAAP financial measure, were $58.1 million, or $0.43 per diluted share, for the quarter, compared to $55.0 million, or $0.58 per diluted share, for the first quarter of 2012.  Core Earnings in the first quarter of 2013 includes $4.4 million, or $0.03 per diluted share, of expense attributed to transaction costs related to the acquisition of LNR Property LLC (“LNR”). Core Earnings in the first quarter of 2012 included $12.2 million, or $0.13 per diluted share, of income related to the prepayment of a $143.9 million loan that primarily represented accelerated discount accretion.

Net income attributable to the Company for the three months ended March 31, 2013 was approximately $62.2 million, compared to $50.2 million for the three months ended March 31, 2012. Net income per diluted share outstanding for the three months ended March 31, 2013 was $0.46, compared to $0.53 for the three months ended March 31, 2012.

“The pace and quality of our investments since the start of the year, much of which closed in April, represent the deployment of over $1.6 billion of capital including our purchase of LNR,” stated Barry Sternlicht, Chairman and CEO of Starwood Property Trust. “We match funded these investments with $1.7 billion of new capital which included a combination of common equity, convertible notes and a rated term loan. We continue to supplement our dedicated management team's efforts with Starwood Capital Group's global enterprise to source and close real estate investments that remain compelling from a risk reward standpoint in a yield starved world.”

Mr. Sternlicht continued, “Starwood Property Trust's integration of LNR's complimentary businesses, employees and information systems is underway and we expect that these lines of business will add significant value to our enterprise.  In addition, we believe that with our enhanced investing capabilities, pipeline and balance sheet, we have the necessary financial flexibility to support both our growing pipeline and our ongoing transformation into a formidable real estate finance company.  Furthermore, we will maintain the core strategic tenets on which we were founded; providing solid risk adjusted returns, preferring safety as opposed to the exotic, best in class transparency, and attractive and stable yields for our shareholders as we continue to evolve and grow this Company.”

Investment Portfolio

The Company invested $432.2 million during the first quarter of 2013, primarily in origination and acquisition of new investments, as well as through additional funding on existing loans, with the total gross capital deployed since inception to date of over $8.3 billion. The investment balance as of March 31, 2013 was $4.1 billion.

The carrying amount of the Company’s core assets was approximately $2.8 billion at the end of the first quarter of 2013, which the Company expects will generate an annualized levered return of between 11.6% and 12.1% on an annually compounded basis.

The $432.2 million of new investments during the first quarter of 2013 included the following significant transactions:

•      Acquired 873 single-family residential homes (“SFR”) at an aggregate cost of $114.3 million.

•      Acquired a portfolio of 833 non-performing residential loans (“NPLs”) at an aggregate cost of $104.1 million, a discount of 29.0% to the broker price opinion of value, or 51.1% of the unpaid principal balance.

•      Originated an $86.0 million first mortgage construction financing, with $35.4 million in future funding commitments, for the development of a proposed 31-story tower containing 30 luxury condominium residences and ground floor retail space located in the Upper East Side area of Manhattan.

•      Originated a $43.1 million first mortgage and mezzanine loan, with $5.4 million in future funding commitments, for the financing of a Class B+ office building located in San Francisco, California.

•      Originated a preferred equity interest of $37.6 million in a company that will acquire the fee and leasehold interests in a construction development located in the lower east side area of Manhattan.

Residential Investments

From January 1, 2013 through May 3, 2013, the Company invested $285.8 million in SFR and NPLs, representing 2,301 units, bringing aggregate acquisitions to date to $454.6 million representing 3,653 units. The expected stabilized rental yield from this portfolio is between 6.5% and 7.5% with projected IRRs in excess of such yields due to price appreciation and the potential use of leverage on the portfolio.  The Company is currently in discussions to obtain a financing facility for its SFR and NPL investments.

As part of the Company’s continuing efforts to provide value to its stockholders, the Company may consider a transaction to separate its SFR and NPLs from the remainder of its investment portfolio. If the transaction resulted in these assets being held in a stand-alone entity, the Company expects that such entity would elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes. The Company’s board of directors has not formally approved any such transaction, and there can be no assurance as to the assets to be included or the timing, terms, structure or completion of any such transaction.

Starwood Property Trust, Inc. Investments as of March 31, 2013

(Unaudited, amounts in millions)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$1,167	$1,132	$380	$752	7.3%	9.0%	10.0%
Subordinated mortgages held for investment	355	322	4	318	12.4%	12.9%	13.4%
Mezzanine loans held for investment	1,096	1,078	158	920	11.9%	13.3%	13.4%
CMBS available-for-sale at fair value	303	314	288	26	7.6%	8.3%	7.8%
Total core portfolio	$2,921	$2,846	$830	2,016	9.7%	11.6%	12.1%
Loans held-for-sale	381	379	125	254
RMBS available-for-sale at fair value	457	321	73	248	10.9%
Loans transferred in secured borrowings	86	86	88	(2)
Other investments (5)	468	467	—	467
Total investments	$4,313	$4,099	$1,116	$2,983

(1)   The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/ (losses) on the fair value of the securities and unamortized purchase discount.

(2)   Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)   Leveraged returns for core investments as of March 31, 2013 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  The levered returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings with the Securities and Exchange Commission. Levered returns are based upon management’s assumptions, which the Company believes are reasonable.  The levered returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these levered returns assume interest rates remain at current levels and (ii) the Company assumes that the leverage levels existing at March 31, 2013 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)   The optimal leveraged return is calculated in the same manner as the leveraged return except that (i) the assumed financing on any investments that are less than fully leveraged as of March 31, 2013 is increased to the full advance amount available under the Company’s credit facilities that has either been approved or is expected to be approved by the respective lender.

(5)   Includes investments in marketable and other equity securities and residential real estate of $211.7 million and residential non-performing loans of $171.6 million.

Loan to Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Company’s loan portfolio as of March 31, 2013:

	Weighted Average LTV of Loan Portfolio (1)
	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	45.5%	46.3%	21.7%
Ending LTV	61.8%	75.2%	63.6%	64.0%

(1)   Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  For any loans collateralized by ground-up construction projects, we include the fully-funded loan balance in the numerator and an estimate of the stabilized value upon completion of construction in the denominator. Excludes Loans transferred as secured borrowings, CMBS, RMBS, Securities held to maturity, and Other Investments.

(2)   Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

Investment Related Activity Subsequent to Quarter-End

Since April 1, 2013, the Company originated and/or acquired $616.7 million of new investments of which $365.6 million was funded at closing and/or acquisition, which includes the following:

•      Origination of a $350.0 million first mortgage and mezzanine loan for the construction of the Hudson Yards South Tower located on Manhattan’s West side. Approximately $98.9 million was funded at close.

•      Acquisition of $146.7 million in B-notes at a purchase price of $140.3 million secured by two Class-A office buildings located in Austin, Texas.

•      Acquisition of a $65.2 million pool of 302 NPLs at a 55.8% discount for $28.8 million.

•      Origination of a $47.0 million first mortgage secured by 28 car wash/convenience store facilities located across seven states. The investment includes a 25% equity participation in the parent company that owns 44 additional properties and leases 8 additional properties. The parent company is also providing a full repayment guarantee of the loan.

LNR Transaction

On April 19, 2013 the Company completed the acquisition of the following LNR business segments for a purchase price of approximately $862 million. These included 100% of the interest in:

•                  the US and European special servicer,

•                  the US investment securities portfolio,

•                  Archetype Mortgage Capital,

•                  Archetype Financial Institution Services, and

•                  50% of LNR’s interest in Auction.com.

An investment fund controlled by an affiliate of the Company’s manager acquired for $194 million both LNR’s US Commercial Property Group and the remaining 50 percent of LNR’s ownership interest in Auction.com.

The Company expects the combination to benefit it in three key areas:

•      Expanded Investment Pipeline: Widens scope of potential capital deployment opportunities via more than 15,000 touch points with borrowers representing more than $125 billion in loans, a proven conduit originator, a small balance commercial real estate loan platform, unmatched CMBS investing capabilities, a leading platform in Europe, and an ownership interest in Auction.com which will provide incremental deal flow.

•      Scale and Diversification: Establishes Starwood Property Trust as a full service real estate finance company and immediately expands breadth of business lines to include CMBS securities and special servicing, which are counter-cyclical investments and provide a natural hedge in a variety of economic scenarios.

•      Enhanced Risk Management: Adds a premier global platform of real estate underwriters and workout specialists with access to an unmatched proprietary database on the performance of over $400 billion of commercial real estate loans and underlying assets, resulting in industry-leading underwriting and risk assessment via a significant information advantage.

The Company’s Form 10-Q and the consolidated financial statements for the quarterly period ended March 31, 2013 do not reflect the results of LNR’s business as the acquisition was completed subsequent to quarter-end.

Investment Capacity

As of May 7, 2013, the Company had approximately $241 million of available cash and equivalents, approximately $262 million of net equity invested in RMBS that are classified as available-for-sale and $161 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $500 million to $750 million of new investments.

Investment Pipeline

As of May 3, 2013, the Company had approximately $934.0 million of loans and investments in various stages of due diligence that are under term sheets.  These loans and investments, combined with near-term funding requirements for existing loans, would require a long term net equity investment of approximately $509.2 million, with additional future funding of $70 million over the next 48 months.  Although the Company expects that it will be able to close a majority of these opportunities, there can be no assurance in this regard.

Financing Activities

As of March 31, 2013, the Company had an aggregate outstanding balance of approximately $1.6 billion under its nine financing facilities and senior notes. The sale of senior notes (A-Notes) has become an increasingly important part of the Company’s financing strategy since it provides the Company with match termed non-recourse financing. Accordingly, subsequent to quarter end, the Company sold a $28.3 million first mortgage loan collateralized by a Class B+ office building located in San Francisco, California. The Company retained the mezzanine position in the loan.

Additionally, in February 2013 the Company issued $600.0 million of 4.55% Convertible Senior Notes due 2018. The notes were sold to the underwriters at a discount of 2.05%, resulting in net proceeds to us of $587.7 million. Subsequent to quarter end, in April 2013, the Company sold 30,475,000 shares of common stock at a price of $26.985 per share, resulting in gross proceeds of $822.4 million, and entered into a $300.0 million senior secured term loan agreement with Credit Suisse AG.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at March 31, 2013 was approximately $20.48 per fully diluted share. On a fully diluted basis, the Company’s GAAP book value at March 31, 2013 was $20.08 per share. Pro forma for the Company’s April 2013 equity issuance, the fair value of the Company’s net assets at March 31, 2013 was $21.67 per fully diluted share and the Company’s GAAP book value at March 31, 2013 was $21.34 per fully diluted share.

Dividend

On May 8, 2013, the Company’s Board of Directors increased and declared a dividend of $0.46 per share of common stock for the quarter ending June 30, 2013. The dividend is payable on July 15, 2013 to common stockholders of record as of June 28, 2013.

2013 Guidance

For 2013, the Company is estimating Core Earnings in the range of $1.90 to $2.00 per diluted share.  This guidance does not include the impact of the LNR acquisition or any incremental (i) investments beyond the

Company’s existing pipeline or (ii) capital markets transactions. In addition, this guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) amount and timing of capital deployment and (iii) cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

The Company expects that the acquisition of LNR will be accretive to both earnings and cash flow in 2013 and 2014. The Company expects to update 2013 Core Earnings guidance to reflect the acquisition of LNR in connection with the reporting of results for the quarter ending June 30, 2013.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, May 8, 2013 at 10:00 a.m. Eastern Time to discuss first quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-312-3046

International:  1-719-325-2381

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  4493525

The playback can be accessed through May 22, 2013.

About Starwood Property Trust, Inc.

Through March 31, 2013, the Company has been focused primarily on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. The Company refers to commercial mortgage loans, other commercial real estate debt investments, CMBS, and other commercial real estate-related debt investments as the Company’s core assets. In addition, we have also invested in residential mortgage-backed securities (“RMBS”), SFR, and NPLs and in the future may invest in commercial properties subject to net leases.  The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	For the Three-Months Ended March 31,
	2013	2012
Net interest margin:
Interest income from mortgage-backed securities	$15,428	$8,675
Interest income from loans	67,765	69,077
Interest expense	(16,987)	(11,852)
Net interest margin	66,206	65,900
Expenses:
Management fees (including $4,508 and $3,649 for the three-months ended March 31, 2013 and 2012 of non-cash stock-based compensation)	14,275	15,167
Business combination costs	4,391	—
Investment pursuit costs	81	861
General and administrative (including $148 and $116 for the three-months ended March 31, 2013 and 2012 of non-cash stock-based compensation)	4,286	3,023
Loan loss allowance	30	—
Total expenses	23,063	19,051
Income before other income (expense) and income taxes	43,143	46,849
Other (expense) income	(1,726)	803
Other-than-temporary impairment (“OTTI”), net of $485 and $1,439 recognized in other comprehensive income for the three-months ended March 31, 2013 and 2012, respectively	(42)	(656)
Net gains on sales of investments	13,859	7,333
Net realized foreign currency gains (losses)	(239)	8,834
Net (losses) gains on currency derivatives	16,078	(6,257)
Net gains (losses) on interest rate derivatives	150	566
Net change in unrealized gains (losses) on loans held-for-sale at fair value	—	(5,760)
Unrealized gain on securities	405	—
Unrealized foreign currency remeasurement (losses)	(7,427)	(1,025)
Income before income taxes	64,201	50,687
Income tax provision	777	399
Net Income	63,424	50,288
Net income attributable to non-controlling interests	(1,181)	(129)
Net income attributable to Starwood Property Trust, Inc.	$62,243	$50,159
Net income per share of common stock:
Basic	$0.46	$0.53
Diluted	$0.46	$0.53
Distributions declared per common share	$0.44	$0.44

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.  The definition of Core Earnings was amended effective for the first quarter of 2012 to allow for the exclusion of certain non-cash adjustments as determined by the manager and approved by the Company’s independent directors.

March 31, 2013 and 2012 Reconciliation of Net Income to Core Earnings

(Amounts in thousands except per share data)

	Three-Months Ended March 31,		Three-Months Ended March 31,
	2013	Per Diluted Share	2012	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$62,243	$0.46	$50,159	$0.53
Add back for net change in unrealized loss on loans held for sale at fair value	—	0.00	5,760	0.06
Subtract for unrealized gain on interest rate hedges	(240)	0.00	(9,779)	(0.10)
Add back for other-than-temporary impairment (“OTTI”)	42	0.00	656	0.01
Add back for unrealized foreign currency loss	7,427	0.05	1,025	0.01
Subtract/add back for unrealized (gain) loss on currency hedges	(16,006)	(0.12)	8,573	0.09
Subtract for unrealized gain on securities	(405)	(0.00)	—	—
Add back for management incentive fee	47	0.00	4,790	0.05
Add back for non-cash stock based compensation	4,656	0.03	3,765	0.04
Subtract for realized OTTI for sold securities	(75)	0.00	—	—
Add back for depreciation expense	713	0.01	—	—
Add back for loan loss allowance	30	0.00	—	—
Subtract for loss from effective hedge termination (1)	(334)	0.00	(9,989)	(0.11)
Core Earnings	$58,098	$0.43	$54,960	$0.58

(1)   In February 2012, the Company’s GBP-denominated loan prepaid.  At the time of purchase, the Company hedged its exposure to fluctuations in the GBP/USD exchange rate through a series of foreign exchange forward contracts.  As a result of the loan being prepaid in February 2012, the foreign exchange forward contracts, which were in a loss position of approximately $10.0 million, were no longer necessary hedges.   The Company determined it was more cost effective to lock-in the amount of the loss on the contracts by entering into new derivative contracts with a separate counterparty than to terminate the contracts.  Because the original contracts remained in place, the loss had not been “realized” (as that term is defined in GAAP) even though the Company has effectively locked-in the loss.  In accordance with the Company’s amended definition of Core Earnings, management determined to reduce Core Earnings for the first quarter of 2012 by an aggregate $10.0 million of unrealized loss because it believes this represented a non-standard transaction.  Adjustments subsequent to the first quarter of 2012 are being made such that the appropriate amount of Core Earnings is reported as these offsetting contracts mature.

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com